EXHIBIT 99.1
Press Conference Script

Thank you for joining us here today.  My name is Gerry Daignault COO of AgFeed and President of our Hog Division.  Van Gothner our Lead Director joins me today.  We are very excited about the prospects for AgFeed and sharing our news with you.

However, before we begin I do have to make the customary Safe Harbor Disclosure Notice.

This presentation contains “forward-looking statements” within the meaning of the “safe-harbor” provisions of the Securities Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including changes from anticipated levels of sales, future national or regional economic and competitive conditions, changes in relationships with customers, access to capital, difficulties in developing and marketing new products, marketing existing products, customer acceptance of existing and new products, and other factors.  Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.  The Company has no obligation to update the forward-looking information contained in this presentation.

Today we are very pleased to have the opportunity to announce our next steps in developing a fully integrated hog production business as well as our agreement with Xinyu City for establishing a substantial center for hog production.   Clearly illustrating the success of our core strategic concept: “AgFeed, Government & Farmer”.

These milestones represent the culmination of the dreams of our 5 founders when they first came together in 1995 and established what is today AgFeed’s animal nutrition business.

Before detailing these business developments for you here today, I would like to take a few moments to review and describe the strategic drivers and market dynamics that are important in creating the AgFeed opportunity.  A dramatic opportunity in a country that is experiencing growth and development well beyond what is readily appreciated by most Americans.  An opportunity that we are in the process of capturing.

At the most basic level the AgFeed opportunity is about being the leading market participant in the largest pork market in the world.

Pork represents approximately 63% of the protein in the Chinese diet and the total market size is expected to reach 68 million metric tons by 2015.  Today it is 47 million metric tons or approximately 600 million animals. This dwarfs the American market which is 1/6th the size of the Chinese market and is stagnant.

While the size of the market itself can be seen as an exciting opportunity, China’s economic development and policies combine with the size of the market to make for what we see as an unprecedented opportunity.

There are two fundamental themes of Chinese food and agricultural policy, national self-sufficiency and strict food safety.  These effectively translate into a national security issue for the Chinese government.  From the point of view of AgFeed these policy imperatives are the base for our operating plan of introducing modern western production standards and methods to bring efficient and safe food production to the Chinese hog industry.

The Chinese government’s broader economic policies are driving rapid urbanization and are fundamentally changing the food distribution systems within China.  Illustrating the rapid urbanization and economic growth of China for example there are now 51 Chinese cities of over 1 million compared to only 9 in the US.  The Chinese middle class has already reached at least 250 million people and is expected to be in excess of 600 million by 2015.

Both the Chinese Ministries of Commerce and Agriculture have announced programs in order to enhance the efficiencies and delivery of agricultural products directly from the farmers to the food markets.  These programs have already resulted in the opening of over a quarter of a million food markets, smaller stores, which provide direct access for the producers of food products to the retail distribution chain.

The policy and regulatory focus on food safety and the security of the food chain – together with growing consumer demand for high quality and reliably safe food products and rapid urbanization  - has resulted in an evolution of the agricultural business in China.  The business is changing from its traditional modes and methods to one that is led by modern, industrial scale and highly professional enterprises.  The government is increasingly holding companies and their management strictly accountable for the safety of their products.

“AgFeed, Government & Farmer”.  Once again this is our core strategic concept. As we execute our business plan and continue to introduce modern western standards and methods to improve the efficiency and yields of our operations we need the ongoing cooperation of local governments and farmers. We work to continually educate each of these constituencies and demonstrate the benefits of our methods and standards for food safety, yields, returns and employment.  Chinese government policy is to raise the economic standards for the Chinese farmer.  Our core strategic concept is designed to assist local governments in meeting these policy goals.

We have introduced and are continuing the development of a pork production system that is verifiable & auditable in all aspects of food safety. This includes adhering to strict animal feeding programs, bio-security protocols, a genetics program designed for continuous improvement and management systems that allow us to monitor feed conversion ratios and other metrics important to for achieving our targeted yields.

Illustrating the success of our core strategy today we are announcing a signed agreement with Xinyu City in Jiangxi province.  The local government has granted AgFeed a favorable long-term lease on 2 square miles of land and is providing the necessary infrastructure of roads, power and water so that we can establish a hog industrial park.   In order to assure bio-security there will be no other animal husbandry operations in this zone.  The development of this site will occur in two phases to be completed in 2011 and 2012 respectively and will result in annual hog production capacity of 500,000 – 600,000.  The site will include five, 5,000 head sow farms, a 200 head boar stud farm, and a 2,600 head multiplier farm.  AgFeed will be making a $35 million investment in this project.

As part of our work in cooperation with Xinyu City we will be rolling out an innovative finishing strategy.  Finishing is the part of the hog production process where the young hogs have been weaned but are being grown to market size.  Finishing is done some distance away from breeding farms as part of our bio-security procedures.

Our finishing will be done on a “co-op” basis with local farmers.  AgFeed will be working with local; farmers, banks and government to arranging financing for them to establish modern finishing facilities of AgFeed’s design. We will also provide training, nutritional and other technical support.  Under our direction, training and guidance local farmers will contract to finish the hogs to our high standards and as a result earn a consistent and fair profit for their work.

Our Xinyu facilities will complement our western style hog farms in Dahua, Guangxi province where we broke ground in November 2009 on two, 5,000 head sow farms and a 200 head boar stud farm.  The Dahua complex, which was formerly a sugar cane farm, will have annual production capacity of 200,000 -250,000 hogs.

Our experience in Dahua reinforces the power of our core strategic concept of; “AgFeed, Government & Farmer”.  In Dahua the government was instrumental in our negotiations to acquire the needed land and are providing the necessary infrastructure to our facilities.  In fact they have even re-routed local roads to assist us in assuring bio-security.

The modern hog production centers that we are establishing in Dahua and Xinyu together with their finishing systems will have such scale as to be what we term enterprise level of operations.  For example, once it is completed our western style operations in Xinyu alone will have annual production capacity in excess of all of our existing farms combined.  The total production capacity of Xinyu and Dahua will far exceed our 31 existing farms.

Again, in each of these locations our team worked very closely with the local governments and farmers to assemble the land parcels, develop the necessary infrastructure, assure long-term bio-security and to devise a finishing strategy to benefit both the local farmers and AgFeed.

In addition to these pure western style farms we also own 31 other hog farms. After the culling in 2009 of some older sows we have approximately 25,000 producing sows on these farms.  Through the introduction of our modern, science based, western methods annual capacity on these farms will be grown by 10% - 15% and we expect that the total capacity of our legacy farm system to reach 600,000.  When added to the sow base of our new Dahua and Xinyu systems we will have 60,000 to 65,000 sows by 2012.  AgFeed will be in the top 1% of producers in the industry.

Our development of large-scale, enterprise level, hog production centers will not cease with Xinyu and Dahua.  We will collaboratively pursue opportunities with local governments as we continue to develop and expand our production capacity.

AgFeed’s roots stem from our founders’ initial establishment of an animal nutrition business focusing on pre-mix for hog farmers 15 years ago.  Today that animal nutrition business has grown to 5 feed mills that produced 117,000 tons of feed products in 2009.  As an example our average Chinese feed mill competitor has production capacity of only 10,000 tons.   This business has grown 8 fold since 2005. We serve over 780 commercial farms in southeastern China and have over 1,300 independently owned retail stores.

There has been much emphasis on hog production and the benefits of western methods ranging from bio-security and genetics to the design and construction of the facilities themselves.  The quality and consistency of the feed provided to the hogs is equally important.  While for centuries hogs have literally been fed “slop”, scraps – garbage - proper animal nutrition - feeding to the animal’s capability - is a vital component of establishing a safe food chain.  Our animal nutrition business is an essential link in establishing a reliably safe food supply chain, this has been recognized by the Ministry of Agriculture and our “Best” feed products have been “Green Certified” by the Ministry.

We will be building new feed mills to serve our pork production pods in both Dahua and Xinyu.  These feed mills will introduce western style bulk delivery methods that will reduce costs and further improve bio-security, animal health and food safety.  Our, direct to the customer, bulk delivery system will be the first of its kind in China.

As you are no doubt aware, in February we announced that we are planning an IPO for our feed division.

Animal Nutrition and Hog Production are two well-established legs or our business.  During 2009 we successfully executed a 5-step plan targeted at positioning the company for the future.

1)	We established a strong financial position,

2)	We implemented a program to bring western improvements to our 31 existing farms.

3)	We implemented a genetics program with Hypor Genetics a division of Hendrix’s that has further lead to a joint venture on a nucleus farm near Wuning China.

4)	We launched an expansion of our farms by developing green-field sites such as Dahua and Xinyu, through our Joint Venture AgFeed International Protein Technologies with our US partners M2P2.

5)	Branding AgFeed animal nutrition products to develop a brand identity.

Having established a strong base in our existing businesses we would like to briefly review our next step in the strategic integration of our business across the hog supply chain.  During the coming months we will be launching the third leg of our integrated production model where we will grow and deliver verifiably safe pork to the food distribution system.  We believe that to be a successful integrator and to assure safe products to the market that it is vital to control our production base.

As our Chairman announced concurrently with the announcement our European listing, AgFeed will establish harvest facilities that enable us to deliver, verifiably safe, pork products into the food distribution channel.  This initiative merely extends our operating strategy of rolling out our standards and food safety and highly efficient western methods in response to the core tenants of China’s food and agricultural policy, national self-sufficiency and food safety.

This represents the logical next step in our effort to establish a chain of value through efficiently providing a high quality product through the assurance of safety and quality from the feed provided to animals all the way through the meat entering the food distribution system.

AgFeed’s policies, procedures and methods are setting the standard for food safety in China. The efficiencies and yields derived from our systems will make a continuing impact on China’s drive toward establishing self-sufficiency in this vital sector of the food and agriculture industry.

Thank you very much for joining us today and we would be happy to take some of your questions.